UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13,  2005

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	56-2253025 (I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201, Charlotte, NC 28212 (Address of Principal Executive Offices)	000-50701 (Commission File Number)

(704) 532-2121 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed since Last Report)

    This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 8.01 Other Events

In November 2004, Robert V. McLemore, President and Founder of the Registrant, entered into a contract whereby he agreed to sell Nite Capital, LP, an investment firm based in Chicago, Illinois, a certain number of shares of his personal stock in return for Nite Capital’s agreement not to sell the shares for a set period of time and not to short sell the shares. It is Mr. McLemore’s belief that Nite Capital defaulted on this contract, and, as a result, McLemore refused to complete the transaction until a review of the short selling activities of Nite Capital and its principles could be completed. In connection with such review, the Registrant filed a complaint with the NASD which requested an investigation into what management termed a “wave of coordinated naked short selling” in the Registrant’s common stock over a three month period of time. Management of the Registrant believes that this coordinated effort may have violated NASD rules, as well as applicable federal securities laws.

As a result of Mr. McLemore’s and the Registrant’s actions, Nite Capital, on June 27, 2005, filed a complaint in the U.S. District Court for the Northern District of Illinois, Eastern Division, against Robert V. McLemore and the Registrant, in a matter captioned as Nite Capital, LP, Plaintiff v. Robert V. McLemore and HouseRaising, Inc., Defendants, 05C 3757. The complaint alleges, among other things, a breach of contract by the Defendants and seeks damages, jointly and severally, in an amount at least equal to $353,320, as well as punitive damages.

As mentioned above, the terms of the contract at issue are disputed by the Defendants, and the Registrant reports that it was not even a party to the alleged contract. It intends to promptly move for a dismissal of the claims against it, which, it believes amount to a thinly disguised effort to insert the Registrant into a dispute between two private parties.

Mr. McLemore and the Registrant are in the process of retaining counsel admitted to practice in the U.S. District Court for the Northern District of Illinois, and they intend to vigorously defend this action. The complaint was first served on the Defendants on July 13, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

By /s/ Robert V. McLemore
Robert V. McLemore
President

Date: July 19, 2005

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